Exhibit 10.2

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of June 3, 2005, is among Senior Housing Properties Trust, a Maryland real estate investment trust (“Lender”), with a principal place of business at 400 Centre Street, Newton, MA 02458, Five Star Quality Care, Inc., a Maryland corporation (“Borrower”), with a principal place of business at 400 Centre Street, Newton, MA 02458, Five Star Quality Care-GHV, LLC, a Maryland limited liability company and a wholly-owned indirect subsidiary of Borrower (“FVE/GHV”), with a principal place of business at 400 Centre Street, Newton, MA 02458, and Five Star Quality Care-MVSP, LLC, a Maryland limited liability company and a wholly-owned indirect subsidiary of Borrower (“FVE/MVSP”), with a principal place of business at 400 Centre Street, Newton, MA 02458.

RECITALS

Pursuant to a Purchase and Sale Agreement, dated January 21, 2005, as amended (as so amended, the “Purchase Agreement”), by and among Borrower and the sellers named therein, Borrower agreed to acquire certain real property and other property comprising six (6) assisted living and Alzheimer’s care facilities (each, a “Property”, and, collectively, the “Properties”), which Properties are more particularly described on Exhibit A attached hereto.

Pursuant to those certain Assignment and Assumption Agreements, dated June 3, 2005, Borrower assigned its rights under the Purchase Agreement to FVE/GHV and FVE/MVSP (each, a “Guarantor” and, collectively, the “Guarantors”).

Lender has agreed to provide Borrower a line of credit to assist Borrower and Guarantors in financing the purchase of the Properties and to finance future acquisitions and for other business purposes of Borrower.

As a condition precedent to the provision of the line of credit, Borrower and Guarantors have agreed to enter into this Agreement for the purpose of making certain representations and agreeing to perform certain obligations and to comply with certain covenants.

NOW, THEREFORE, it is agreed:

ARTICLE I

DEFINITIONS

Except as otherwise expressly provided or the context otherwise requires, (a) the terms defined in this Article shall include the plural as well as the singular, (b) all accounting terms not defined herein shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.1.	“Additional Charges” shall have the meaning given such term in Section 3.1.

1.2.        “ Affiliated Person” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership, (b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other

Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), (d) any other Person who is an officer, director, trustee or employee of, or partner in or member of, such Person or any Person referred to in the preceding clauses (a), (b) and (c), and (e) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (a) through (d).

1.3.          “Agreement” shall mean this Loan Agreement, including all exhibits attached hereto, as it and they may be amended from time to time as herein provided.

1.4.          “Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or Regulated Medical Wastes, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

1.5.          “Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of any Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Lender, in connection with obtaining any such award).

1.6.	“Borrower Parties” shall mean, collectively, Borrower and the Guarantors.

1.7.          “Capital Addition” shall mean, with respect to any Property, any renovation, repair or improvement to such Property, the cost of which constitutes a Capital Expenditure.

1.8.          “Capital Expenditure” shall mean any expenditure treated as capital in nature in accordance with GAAP.

1.9.          “Change in Control” shall mean (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of any Borrower Party, as the case may be, or the power to direct the management and policies of any Borrower Party, directly or indirectly, (b) the merger or consolidation of any Borrower Party with or into any other Person (other than the merger or consolidation of any Person into a Borrower Party that does not result in a Change in Control of such Borrower Party under clauses (a), (c) or (d) of this definition), (c) any one or more sales or conveyances to any Person of all or any material portion of its assets (including capital stock or other equity interests) or business of any Borrower Party, or (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four

(24) consecutive month period (commencing on the date hereof) constituted the board of directors of any Borrower Party (together with any new directors whose election by such board or whose nomination for election by the shareholders of any Borrower Party was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved) to constitute a majority of the board of directors of such Borrower Party then in office.

1.10.	“Claim” shall have the meaning given such term in Section 6.1.

1.11.       “Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

1.12.       “Condemnation” shall mean, with respect to any Property, or any portion thereof, (a) the exercise of any governmental power with respect to such Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of such Property by any Borrower Party to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of such Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Property, whether or not the same shall have actually been commenced.

1.13.       “Condemnor” shall mean any public or quasi-public Person, having the power of Condemnation.

1.14.       “Consolidated Financials” shall mean, for any Fiscal Year or other accounting period of Borrower, annual audited and quarterly unaudited financial statements of Borrower prepared on a consolidated basis, including Borrower’s consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, and prepared in accordance with GAAP throughout the periods reflected.

1.15.       “Entity” shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.

1.16.       “Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

1.17.	“Environmental Notice” shall have the meaning given such term in Section 5.5.
1.18.	“Environmental Obligation” shall have the meaning given such term in Section 5.5.
1.19.	“Event of Default” shall have the meaning given such term in Section 14.1.

1.20.       “Facility” shall mean, with respect to any Property, the assisted living facility being operated or proposed to be operated on such Property.

1.21.       “Financial Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, chief financial officer or chief accounting officer (or such officers’ authorized designee) of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to Section 10.2, in which such officer shall certify (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (b), in the event that the certifying party is an officer of Borrower and the certificate is being given in such capacity, that no Event of Default has occurred and is continuing hereunder.

1.22.       “Fiscal Year” shall mean the calendar year or such other annual period designated by Borrower and approved by Lender.

1.23.	“GAAP” shall mean generally accepted accounting principles consistently applied.

1.24.       “Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the Commonwealth of Pennsylvania or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over any Borrower Party or any Property, or any portion thereof, or any Facility operated thereon.

1.25.	“Guaranty” shall have the meaning given such term in Section 2.1.
1.26.	“Hazardous Substances” shall mean any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on any Property, or any portion thereof, causes or materially threatens to cause an unlawful nuisance upon such Property, or any portion thereof, or to adjacent properties or poses or materially threatens to pose a hazard to such

Property, or any portion thereof, or to the health or safety of persons on or about such Property, or any portion thereof; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, which constitutes Regulated Medical Wastes.

1.27.       “Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

1.28.       “Impositions” shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the laws of the Commonwealth of Pennsylvania, as such laws may be amended from time to time, and all ad valorem, sales and use, or similar taxes as the same relate to or are imposed upon Lender, any Borrower Party or the business conducted upon any Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), ground rents (including any minimum rent under any ground lease, and any additional rent or charges thereunder), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of any Property or the business conducted thereon by any Borrower Party (including all interest and penalties thereon due to any failure in payment by such Borrower Party), which at any time may be assessed or imposed on or in respect of or be a lien upon (a) the Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with any Property or the use of such Property or any part thereof by any Borrower Party; provided, however, that nothing contained herein shall be construed to require any Borrower Party to pay and the term “Impositions” shall not include (i) any tax based on net income imposed on Lender, (ii) any net revenue tax of Lender, (iii) any single business, gross receipts tax, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lender, (iv) any interest or penalties imposed on Lenders a result of the failure of Lender to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, (v) any impositions imposed on Lender are a result of Lender not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by any Borrower Party pursuant to the terms of this Agreement or (viii) any impositions imposed as a result of a breach of covenant or representation by Lender in any agreement governing Lender’s conduct or operation or as a result of the negligence or willful misconduct of Lender.

1.29.       “Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

1.30.	“Indemnitee” shall have the meaning given such term in Section 5.5.C.

1.31.       “Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Borrower Party or Manager of any Property.

1.32.       “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates of need, authorizations and regulations necessary to operate any Property for its Permitted Use, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting any Property, including those which may (i) require material repairs, modifications or alterations in or to any Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Lender’s status as a real estate investment trust.

1.33.       “Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of general creditors.

1.34.       “Manager” shall mean, with respect to any Property, the operator or manager under any Management Agreement from time to time in effect with respect to such Property, and its permitted successors and assigns.

1.35.       “Management Agreement” shall mean, with respect to any Property, any operating or management agreement from time to time entered into by the Guarantor which owns such Property in accordance with the applicable provisions of this Agreement, together with all amendments, modifications and supplements thereto.

1.36.	“Mortgage” shall have the meaning given such term in Section 2.1.
1.37.	“Note” shall have the meaning given such term in Section 2.1.
1.38.	“Notice” shall mean a notice given in accordance with Section 16.6.

1.39.       “Officer’s Certificate” shall mean a certificate signed by an officer or other duly authorized individual of the certifying Entity duly authorized by the board of directors or other governing body of the certifying Entity.

1.40.       “Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of fifteen percent (15%) and the maximum rate then permitted under applicable law.

1.41.       “Parent” shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, twenty percent (20%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

1.42.       “Permitted Encumbrances” shall mean, with respect to any Property, all rights, restrictions, and easements of record set forth on Schedule B to the applicable lender’s title insurance policy issued to Lender with respect to such Property, plus any other encumbrances as may have been granted or caused by Lender or otherwise consented to in writing by Lender from time to time.

1.43.	“Permitted Liens” shall mean any Liens granted in accordance with Section 13.3.

1.44.       “Permitted Use” shall mean, with respect to any Property, any use of such Property permitted pursuant to Section 5.1.

1.45.       “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.46.       “Personal Property” shall mean all motor vehicles and consumable inventory and supplies, furniture, furnishings, equipment, movable walls and partitions, equipment and machinery and all other tangible personal property owned by any Borrower Party, if any, or acquired by any Borrower Party on and after the date hereof and located at any Property or used in such Borrower Party’s business at any Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of such Borrower Party.

1.47.       “Regulated Medical Wastes” shall mean all materials generated by any Borrower Party, subtenants, patients, occupants or the operators of the Properties which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

1.48.       “Subordinated Creditor” shall mean any creditor of Guarantor which is a party to a Subordination Agreement in favor of Lender.

1.49.       “Subordination Agreement” shall mean any agreement (and any amendments thereto) executed by a Subordinated Creditor pursuant to which the payment and performance of a Guarantor’s obligations to such Subordinated Creditor are subordinated to the payment and performance of such Guarantor’s obligations to Lender under this Agreement, the Guaranty or the Mortgage.

1.50.       “Subsidiary” shall mean, with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly through one or more Subsidiaries, twenty percent (20%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

1.51.       “Termination Date” shall mean the date on which all amounts due under the Note have been repaid in full and no further borrowings may be made thereunder.

ARTICLE II

LOAN AND EXPENSES

2.1.            Loan. Upon execution and delivery to Lender of the Promissory Note in the form attached to this Agreement as Exhibit B (as the same may be amended or modified from time to time in accordance with the terms thereof, the “Note”), the Guaranty from Guarantors in the form attached to this Agreement as Exhibit C (as the same may be amended or modified from time to time in accordance with the terms thereof, the “Guaranty”), and an Open End Mortgage and Security Agreement for each Property from the applicable Guarantor which owns such Property in the form attached to this Agreement as Exhibit D (as the same may be amended or modified from time to time in accordance with the terms thereof, each, a “Mortgage” and, collectively, the “Mortgages”), Lender will make available to Borrower advances not to exceed $43,500,000 in the aggregate on the terms and conditions of the Note and this Agreement. Such advances shall be made, shall be repaid and shall bear interest as provided in the Note. Amounts repaid may not be reborrowed.

2.2.          Expenses. Borrower agrees to pay on demand and upon receipt of an invoice therefor, all out-of-pocket expenses of Lender arising in connection with this Agreement, the Note, the Guaranty and the Mortgages, including, in connection with the enforcement of its rights thereunder, including the reasonable fees and expenses of counsel.

ARTICLE III

ADDITIONAL CHARGES

3.1.          Additional Charges. The Borrower Parties shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, “Additional Charges”):

A.         Impositions. Subject to Article VI relating to permitted contests, the Borrower Parties shall pay all Impositions related to the Properties before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Lender copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), the Borrower Parties may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay, or cause to pay, such installments as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lender, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file, or cause to be prepared and filed, all tax returns and pay all taxes due in respect of Lender’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock or other equity interests, and the Borrower Parties, at their expense, shall, to the extent required or permitted by Applicable Laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by or on behalf of the Borrower Parties, the same shall be paid over to or retained by the Borrower Parties. In the event Government Agencies classify any property covered by this Agreement as personal property, the Borrower Parties shall file all personal property tax returns in such jurisdictions where they may legally so file. All Impositions assessed against such personal property shall be paid by the Borrower Parties by not later than the last date on which the same may be made without interest or penalty, subject to the provisions of Article VI.

B.          Utility Charges. The Borrower Parties shall pay all charges for electricity, power, gas, oil, water and other utilities used in connection with the Properties.

C.          Insurance Premiums. The Borrower Parties shall pay all premiums for the insurance coverage required to be maintained pursuant to Article VII.

D.         Other Charges. The Borrower Parties shall pay all other amounts, liabilities and obligations, including, without limitation, ground rents, if any, and all amounts payable under any equipment leases and all agreements to indemnify Lender under Sections 5.5.C and 7.5.

ARTICLE IV

REPRESENTATIONS

4.1.          Borrower’s Representations. To induce Lender to enter into this Agreement, the Borrower Parties, jointly and severally, represent and warrant to Lender as follows:

A.         Status and Authority of Borrower, Etc. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and the Note and to consummate the transactions contemplated hereby and thereby.

B.          Status and Authority of Guarantors, Etc. Each Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement, the Guaranty and the Mortgages to which it is a party and to consummate the transactions contemplated hereby and thereby.

C.          Action of the Borrower Parties, Etc. Each Borrower Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by such Borrower Party under this Agreement, this Agreement and such document shall constitute the valid and binding obligation and agreement of such Borrower Party, enforceable against such Borrower Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

D.         No Violations of Agreements. Neither the execution, delivery or performance of this Agreement or any of the documents to be delivered by any of them, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or (other than pursuant to the Mortgages) result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which any Borrower Party is bound.

E.          Litigation. No investigation, action or proceeding is pending and, to the Borrower Parties’ knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of this Agreement or any document to be delivered hereunder or any action taken or to be taken pursuant hereto, (ii) will result in any material adverse change in the business, operation, affairs or condition of any Borrower Party, or (iii) results in or subjects any Borrower Party to a material liability.

F.          Utilities, Etc. To the Borrower Parties’ knowledge, all utilities and services necessary for the use and operation of the Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto. To the Borrower Parties’ knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to any of the Properties.

G.         Compliance With Law. To the Borrower Parties’ knowledge, (i) none of the Properties violates in any material respect any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (ii) there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. None of the Borrower Parties has received written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present use or zoning of any of the Properties or which would modify or realign any adjacent street or highway.

H.         Taxes. To the Borrower Parties’ knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and, to the Borrower Parties’ knowledge, no such levies are pending or threatened.

I.            Hazardous Substances. To the Borrower Parties’ knowledge, none of the Borrower Parties nor any tenant or other occupant or user of any of the Properties, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Properties, or any portion thereof, in violation of any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to the Borrower Parties’ knowledge, except as so disclosed to Lender, the Properties are free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with Applicable Laws.

ARTICLE V

COVENANTS

5.1.          Permitted Use. The Borrower Parties shall continuously use and operate each Property as an assisted living facility or Alzheimer’s care facility as currently operated, and any uses incidental thereto. The Borrower Parties shall not use (or permit any other Person to use) any Property, or any portion thereof, for any other use without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. No use shall be made or permitted to be made of any Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering such Property or any part thereof (unless another adequate policy is available), nor shall the Borrower Parties sell or otherwise provide to residents or patients therein (or permit any other Person to sell or otherwise provide to residents or patients therein), or permit to be kept, used or sold in or about any Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. The Borrower Parties shall, at their sole cost, comply with all Insurance Requirements. None of the Borrower Parties shall take or omit to take, or permit any other Person to take or omit to take, any action, the taking or omission of which materially impairs the value or the usefulness of any Property or any part thereof for its Permitted Use.

5.2.          Necessary Approvals. The Borrower Parties shall proceed with all due diligence and exercise reasonable efforts to obtain and maintain, or cause to be obtained and maintained, all approvals necessary to use and operate, as an assisted living facility or Alzheimer’s care facility as currently operated, each Property and the Facility located thereon under Applicable Laws and, without limiting the foregoing, the Borrower Parties shall exercise reasonable efforts to maintain (or cause to be maintained) appropriate certifications for reimbursement and licensure.

5.3.          Lawful Use, Etc. The Borrower Parties shall not permit, and the Borrower Parties shall not permit any other Person to, use or suffer or permit the use of any Property or Personal Property associated therewith, if any, for any unlawful purpose. The Borrower Parties shall not permit, commit or suffer to be committed, and the Borrower Parties shall not permit any other Person to, commit or suffer to be committed, any waste on any Property, or in any Facility, nor shall the Borrower Parties cause or permit (or permit any other Person to cause or permit) any unlawful nuisance thereon or therein. The Borrower Parties shall not, and the Borrower Parties shall not permit any other Person to, suffer nor permit any Property, or any portion thereof, to be used in such a manner as (i) may materially and adversely impair Lender’s interest therein or in any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of such Property, or any portion thereof.

5.4.          Compliance with Legal/Insurance Requirements, Etc. Subject to the provisions of Article VI, the Borrower Parties, at their sole expense, shall (a) comply with all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Properties; and (b) procure, maintain and comply with all material licenses, certificates of need, permits, provider agreements and other authorizations and agreements required for any use of any Property or Personal Property associated therewith, if any, then being made, and for the proper erection, installation, operation and maintenance of any such Property or any part thereof.

5.5.	Environmental Matters.

A.         Restriction on Use, Etc. The Borrower Parties shall not, and shall not permit any other Person to, store, spill upon, dispose of or transfer to or from any Property any Hazardous Substance, except in compliance with all Applicable Laws. The Borrower Parties shall maintain each Property at all times free of any Hazardous Substance (except in compliance with all Applicable Laws). The Borrower Parties shall promptly: (a) upon receipt of notice or knowledge, notify Lender in writing of any material change in the nature or extent of Hazardous Substances at any Property, (b) transmit to Lender a copy of any report which is required to be filed by any of the Borrower Parties or any Manager with respect to any Property pursuant to SARA Title III or any other Applicable Law, (c) transmit to Lender copies of any citations, orders, notices or other governmental communications received by any of the Borrower Parties or any Manager or their respective agents or representatives with respect thereto (collectively, “ Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage (an “ Environmental Obligation”), (d) observe and comply with all Applicable Laws relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (e) pay or otherwise dispose of any fine, charge or Imposition related thereto, unless the Borrower Parties or any Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of any of the affected Property is not materially and adversely affected thereby.

B.          Remediation. If, at any time, Hazardous Substances (other than those maintained in accordance with Applicable Laws) are discovered on any Property, subject to the right of the Borrower Parties to contest the same in accordance with Article VI, the Borrower Parties shall take all actions and incur any and all expenses, as are required by any Government Agency and by Applicable Law, (i) to clean up and remove from and about such Property all Hazardous Substances thereon, (ii) to contain and prevent any further release or threat of release of Hazardous Substances on or about such Property and (iii) to use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Property.

C.           Indemnification of Lender. The Borrower Parties shall protect, indemnify and hold harmless Lender, its trustees, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to this Agreement (collectively, the “Indemnitees” and, individually, an “Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorney’s fees and expenses) imposed upon, incurred by or asserted against any Indemnitee resulting from, either directly or indirectly, the presence in, upon or under the soil or ground water of any Property or any properties surrounding such Property of any Hazardous Substances in violation of any Applicable Law, except to the extent the same arise from the acts or omissions of Lender or any other Indemnitee or during any period that Lender or a Person designated by Lender (other than one of the Borrower Parties) is in possession of such Property from and after the date hereof. The Borrower Parties’ duties herein include, but are not limited to, costs associated with personal injury or property damage claims as a result of the presence of Hazardous Substances in, upon or under the soil or ground water of such Property in violation of any Applicable Law. Upon Notice from Lender and any other of the Indemnitees, the Borrower Parties shall undertake the defense, at the Borrower Parties’ sole cost and expense, of any indemnification duties set forth herein, in which event, the Borrower Parties shall not be liable for payment of any duplicative attorneys’ fees incurred by any Indemnitee.

The Borrower Parties shall, upon demand, pay (or cause to be paid) to Lender, any cost, expense, loss or damage (including, without limitation, reasonable attorneys’ fees) reasonably incurred by Lender and arising from a failure of the Borrower Parties to observe and perform (or to cause to be observed and performed) the requirements of this Section 5.5, which amounts shall bear interest from the date ten (10) business days after written demand therefor is given to the Borrower Parties until paid by the Borrower Parties to Lender at the Overdue Rate.

D.         Survival. The provisions of this Section 5.5 shall survive the expiration or sooner termination of this Agreement.

5.6.           Maintenance. The Borrower Parties shall keep, at their sole cost and expense, each Property and all private roadways, sidewalks and curbs appurtenant thereto (and any Personal Property thereon) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of the Borrower Parties’ or any Manager’s use, any prior use, the elements or the age of such Property or Personal Property or any portion thereof), and shall promptly make or cause to be made all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the date hereof (concealed or otherwise). All repairs shall be made in a good, workmanlike manner, consistent with industry standards for comparable facilities in like locales, in accordance with all applicable federal, state and local statutes, ordinances, codes, rules and regulations relating to any such work. The Borrower Parties shall not take or omit to take (or permit any other Person to take or omit to take) any action, the taking or omission of which would materially and adversely impair the value or the usefulness of the Property or any material part thereof for its Permitted Use.

5.7.          Personal Property. The Borrower Parties shall provide and maintain all such Personal Property as shall be necessary in order to operate the Properties in compliance with applicable material Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use of the Properties.

5.8.          Cooperation following Termination. In addition, upon any foreclosure or other exercise of its rights under any Mortgage, the Borrower Parties shall use their good faith efforts to transfer to and cooperate with Lender or Lender’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the applicable Facilities as then operated. If requested by Lender, the Borrower Parties shall cause the applicable Manager to continue to manage one or more of the Facilities after any such foreclosure or other exercise by Lender of any of its rights under any Mortgage for up to one hundred eighty (180) days, on such reasonable terms (which shall include an agreement to reimburse the Borrower Parties for their reasonable out-of-pocket costs and expenses, and reasonable administrative costs), as Lender shall reasonably request.

5.9.          Management Agreement. The Borrower Parties shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, amend or modify the provisions of any Management Agreement with respect to any Property. Any Management Agreement entered into pursuant to the provisions of this Section 5.9 shall be subordinate to this Agreement and shall provide, inter alia, that all amounts due from the applicable Borrower Party to Manager thereunder shall be subordinate to all amounts due from such Borrower Party to Lender (provided that, as long as no Event of Default has occurred and is continuing, such Borrower Party may pay all amounts due to Manager thereunder pursuant to such Management Agreement). The Borrower Parties shall not take any action, grant any consent or permit any action under any such Management Agreement which might have a material adverse effect on Lender, without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.

5.10.         Improvements to the Properties. The Borrower Parties shall not make, construct or install any Capital Additions without, in each instance, obtaining Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned provided that (a) construction or installation of the same would not adversely affect or violate any material Legal Requirement or Insurance Requirement applicable to any Property owned by it and (b) Lender shall have received an Officer’s Certificate from the applicable Borrower Party certifying as to the satisfaction of the conditions set out in clause (a) above; provided, however , that no such consent shall be required in the event immediate action is required to prevent imminent harm to person or property. Prior to commencing construction of any Capital Addition, the applicable Borrower Party shall submit to Lender, in writing, a proposal setting forth, in reasonable detail, any such proposed improvement and shall provide to Lender such plans and specifications, and such permits, licenses, contracts and such other information concerning the same as Lender may reasonably request. Lender shall have thirty (30) days to review all materials submitted to Lender in connection with any such proposal. Failure of Lender to respond to a Borrower Party’s proposal within thirty (30) days after receipt of all information and materials requested by Lender in connection with the proposed improvement shall be deemed to constitute approval of the same. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such proposed improvement and the use or uses to which it will be put. No Capital Addition shall be made which would tie in or connect any improvements on any Property with any other improvements on property adjacent to any Property, including, without limitation, tie-ins of buildings or other structures or utilities. Except as permitted herein, the Borrower Parties shall not finance (or permit any other Person to finance) the cost of any construction of such improvement by the granting of a lien on or security interest in the Property or such improvement, or the applicable Borrower Party’s interest therein, without the prior written consent of Lender, which consent may be withheld by Lender in Lender’s sole discretion.

5.11.       Liens. Subject to Article VI, the Borrower Parties shall use their best efforts not, directly or indirectly, to create or allow to remain and shall promptly discharge (or caused to be discharged) at their expense, any lien, encumbrance, attachment, title retention agreement or claim upon any Property, or any portion thereof, or any Borrower Party’s leasehold interest therein or any attachment, levy, claim or encumbrance other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Lender, (c) leases or subleases permitted by Article IX, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article VI, and (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Article VI.

5.12.        Lender’s Self-Help Rights. If an Event of Default (as hereinafter defined) shall have occurred and be continuing as a result of the Borrower Parties’ failure to comply with any of the covenants set forth in this Article V, Lender, after Notice to the Borrower Parties (which Notice shall not be required if Lender shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of the Borrower Parties and without waiving or releasing any Event of Default or any other right or remedy available to it, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of the Borrower Parties, and may, to the maximum extent permitted by law, enter upon the Properties, or any portion thereof, for such purpose and take all such action thereon as, in Lender’s sole and absolute discretion, may be necessary or appropriate therefor. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Lender in connection therewith, together with interest thereon (to the extent permitted by law) at the Default Rate from the date such sums are paid by Lender until repaid, shall be paid by the Borrower Parties to Lender, on demand.

ARTICLE VI

RIGHT TO CONTEST

6.1.            Right to Contest. The Borrower Parties shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Properties, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending the Borrower Parties’ obligation to pay any Claims as finally determined, (b) no part of the affected Property shall be in any immediate danger of sale, forfeiture, attachment or loss, and (c) the Borrower Parties shall indemnify and hold harmless Lender from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by the Lender in connection therewith or as a result thereof. Lender agrees to join in any such proceedings if required legally to prosecute such contest, provided that Lender shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless the applicable Borrower Party agrees by agreement in form and substance reasonably satisfactory to Lender, to assume and indemnify Lender with respect to the same. The Borrower Parties shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by such Guarantor or paid by Lender to the extent that Lender has been fully reimbursed by such Guarantor. If the Borrower Parties shall fail (x) to pay or cause to be paid any Claims when finally determined, (y) to provide reasonable security therefor or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Lender may, upon reasonable notice to such Guarantor (which notice shall not be required if Lender shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and the Borrower Parties shall reimburse Lender therefor, upon demand, as Additional Charges.

ARTICLE VII

INSURANCE

7.1.          General Insurance Requirements. The Borrower Parties shall keep (or cause to be kept) each Property and all property located therein or thereon, insured against the risks and in such amounts as Lender shall reasonably require and may be commercially reasonable. The Borrower Parties shall prepare a proposal setting forth the insurance the Borrower Parties propose to be maintained with respect to each Property during the ensuing calendar year, and shall submit such proposal to Lender on or before December 1 of the preceding calendar year, for Lender’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. In the event that Lender shall fail to respond within thirty (30) days after receipt of such proposal, such proposal shall be deemed approved.

7.2.           Waiver of Subrogation. Lender and the Borrower Parties agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the Commonwealth of Pennsylvania) with respect to any property loss which is covered by insurance then being carried by Lender, the Borrower Parties, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. In the event that any extra premium is payable by the Borrower Parties as a result of this provision, Lender shall not be liable for reimbursement to the Borrower Parties for such extra premium.

7.3.            Form Satisfactory, Etc. All insurance policies and endorsements required pursuant to this Article VII shall be fully paid for, nonassessable, and issued by reputable insurance companies authorized to do business in the Commonwealth of Pennsylvania and having a general policy holder’s rating of no less than A in Best’s latest rating guide. All property, business interruption, liability and flood insurance policies with respect to each Property shall include no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000). At all

times, all property, business interruption, liability and flood insurance policies, with the exception of worker’s compensation insurance coverage, shall name Lender as an additional insured, as its interests may appear. All loss adjustments shall be payable as provided in Article VIII, except that losses under liability and worker’s compensation insurance policies shall be payable directly to the party entitled thereto. The Borrower Parties shall cause all insurance premiums to be paid and shall deliver policies or certificates thereof to Lender prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy). All such policies shall provide Lender thirty (30) days prior written notice of any material change or cancellation of such policy. In the event the Borrower Parties shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such policies or certificates to Lender at the times required, Lender shall have the right, upon Notice to the Borrower Parties, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Lender, upon demand, as Additional Charges, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

7.4.          No Separate Insurance; Self-Insurance. The Borrower Parties shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required by this Article VII, or increase the amount of any existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of such insurance, including Lender, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Agreement. In the event the Borrower Parties shall take out any such separate insurance or increase any of the amounts of the then existing insurance, the Borrower Parties shall give Lender prompt Notice thereof. None of the Borrower Parties shall self-insure (or permit any Person to self-insure) with respect to any insurance required to be carried under this Agreement.

7.5.          Indemnification of Lender. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, the Borrower Parties shall protect, indemnify and hold harmless Lender for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Lender by reason of the following, except to the extent caused by Lender’s gross negligence or willful misconduct: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Property owned by it or portion thereof or adjoining sidewalks or rights of way, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by the Borrower Parties, any Manager or anyone claiming under any of them or any Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Lender is made a party or participant relating to any Property owned by it or portion thereof or any Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which Lender is made a party, (c) any Impositions that are the obligations of the Borrower Parties to pay pursuant to the applicable provisions of this Agreement, and (d) any failure on the part of the Borrower Parties or anyone claiming under the Borrower Parties to perform or comply with any of the terms of this Agreement. The Borrower Parties, at their expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lender (and shall not be responsible for any duplicative attorneys’ fees incurred by Lender) or may compromise or otherwise dispose of the same, with Lender’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned). The obligations of the Borrower Parties under this Section 7.5 are in addition to the obligations set forth in Section 5.5 and shall survive the termination of this Agreement.

ARTICLE VIII

CASUALTY AND CONDEMNATION

8.1.          Casualty Insurance Proceeds. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to any Property, or any portion thereof, and insured under any policy of insurance required by Article VII (other than the proceeds of any business interruption insurance) shall be paid directly to Lender and all loss adjustments with respect to losses payable to Lender shall require the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, so long as no Event of Default shall have occurred and be continuing, all such proceeds less than or equal to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any Property shall be paid directly to the Borrower Parties and such losses may be adjusted without Lender’s consent. Lender, in its reasonable discretion, may elect to apply such proceeds to the outstanding principal under the Note or to the restoration of the applicable Property.

8.2.          Condemnation, Etc. If the whole or any portion of any Property shall be subject to a Condemnation, any Award payable by reason of such condemnation shall be paid directly to Lender and all agreements with respect to such proceeds shall require the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Lender, in its reasonable discretion, may elect to apply such Award to the outstanding principal under the Note or to the restoration of the applicable Property.

ARTICLE IX

TRANSFERS

9.1.          Restrictions on Transfers. The Borrower Parties shall not, without Lender’s prior written consent (which consent may be given or withheld in Lender’s sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber, lease, sublease or otherwise transfer any Property, or any portion thereof, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of such Property, or any portion thereof, by anyone other than the Borrower Parties or any Manager approved by Lender pursuant to the applicable provisions of this Agreement or residents and patients.

For purposes of this Section 9.1, any direct or indirect Change in Control with respect to any Borrower Party shall be deemed a transfer of a Property.

9.2.          Permitted Transfers. Subject to the provisions of Section 9.1 and any other express conditions or limitations set forth herein, the Borrower Parties may, in each instance after Notice to Lender, (a) enter into third party residency agreements with respect to the units located at the Facilities, (b) lease space at any Property owned by it for laundry, commissary or child care purposes or other concessions in furtherance of the Permitted Use, so long as such subleases will not reduce the number of units at any Facility, will not violate or affect any Legal Requirement or Insurance Requirement, and the Borrower Parties shall provide such additional insurance coverage applicable to the activities to be conducted in such leased space as Lender may reasonably require, and (c) enter into one or more subleases with Affiliated Persons of the Borrower Parties with respect to the Property owned by it, or any portion thereof, provided such Guarantor gives Lender Notice of the material terms and conditions thereof. Lender and the Borrower Parties acknowledge and agree that if any Borrower Party enters into one (1) or more subleases with Affiliated Persons of such Borrower Party with respect to any Property, or any portion thereof, in accordance with the preceding clause (c), such Borrower Party may allocate the rent and other charges with respect to the affected Property in any reasonable manner.

ARTICLE X

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

10.1.       Estoppel Certificates. At any time and from time to time, but not more than a reasonable number of times per year, upon not less than ten (10) business days prior Notice by Lender or any Borrower Party, the party receiving such Notice shall furnish to the other an Officer’s Certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), that no default or an Event of Default has occurred and is continuing or, if a default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any such certificate furnished pursuant to this Section 10.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of a Property, or any portion thereof, or the leasehold estate created hereby.

10.2.	Financial Statements. Borrower shall furnish the following statements to Lender:

(a) within forty-five (45) days after each of the first three fiscal quarters of any Fiscal Year, the most recent Consolidated Financials, accompanied by the Financial Officer’s Certificate;

(b) within ninety (90) days after the end of each Fiscal Year, the most recent Consolidated Financials and financials of Borrower for such year, certified by an independent certified public accountant reasonably satisfactory to Lender and accompanied by a Financial Officer’s Certificate;

(c) within forty-five (45) days after the end of each month, an unaudited operating statement and statement of capital expenditures prepared on a Facility by Facility basis and a combined basis, including occupancy percentages and average rate, accompanied by a Financial Officer’s Certificate;

(d) at any time and from time to time upon not less than twenty (20) days Notice from Lender or such additional period as may be reasonable under the circumstances, any Consolidated Financials, Borrower financials or any other audited or unaudited financial reporting information required to be filed by Lender with any securities and exchange commission, the Securities and Exchange Commission or any successor agency, or any other governmental authority, or required pursuant to any order issued by any court, governmental authority or arbitrator in any litigation to which Lender is a party, for purposes of compliance therewith; provided, however, Borrower shall not be required to provide audited financials with respect to any individual Facility unless Lender shall agree to pay for the cost thereof;

(e) promptly, after receipt or sending thereof, copies of all notices given or received by Borrower under any Management Agreement; and

(f) promptly, upon Notice from Lender, such other information concerning the business, financial condition and affairs of Borrower.

10.3.       General Operations. The Borrower Parties covenant and agree to furnish to Lender, within thirty (30) days after receipt or modification thereof, copies of:

(a)  all licenses authorizing the applicable Borrower Party or any Manager to operate any Facility on a Property for its Permitted Use;

(b)  if required under Applicable Law with respect to any such Facility, a license for each individual employed as administrator with respect to such Facility;

(c)  all reports of surveys, statements of deficiencies, plans of correction, and all material correspondence relating thereto, including, without limitation, all reports and material correspondence concerning compliance with or enforcement of licensure, and accreditation requirements, including physical environment and Life Safety Code survey reports (excluding, however, correspondence which may be subject to any attorney client privilege); and

(d)  with reasonable promptness, such other confirmation as to the licensure of such Borrower Party as Lender may reasonably request from time to time.

ARTICLE XI

INSPECTIONS

11.1.       Inspections. The Borrower Parties shall permit Lender and its authorized representatives to inspect any Property, or any portion thereof, during usual business hours upon not less than forty-eight (48) hours’ notice and to make such repairs as Lender is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Lender or its representatives will not unreasonably interfere with the Borrower Parties’ use and operation of such Property and further provided that in the event of an emergency, as determined by Lender in its reasonable discretion, prior Notice shall not be necessary.

ARTICLE XII

ADDITIONAL COVENANTS OF BORROWER PARTIES

12.1.       Prompt Payment of Indebtedness. The Borrower Parties (as applicable) shall (a) pay when due all payments of principal of and premium and interest on the Borrower Parties’ Indebtedness for money borrowed (including, without limitation, Borrower’s Indebtedness under the Note) and shall not permit or suffer any such Indebtedness to become or remain in default beyond any applicable grace or cure period, (b) pay or cause to be paid when due all lawful claims for labor and rents with respect to the Properties, (c) pay or cause to be paid when due all trade payables and (d) pay or cause to be paid when due all other Indebtedness upon which any Borrower Party is or becomes obligated, except, in each case, other than that referred to in clause (a), to the extent payment is being contested in good faith by appropriate proceedings in accordance with Article VI and if any Borrower Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, if appropriate, or unless and until foreclosure, distraint sale or other similar proceedings shall have been commenced.

12.2.        Maintenance of Accounts and Records. The Borrower Parties shall each keep true records and books of account in which full, true and correct entries will be made of dealings and transactions in relation to its business and affairs in accordance with GAAP. The Borrower Parties shall apply accounting principles in the preparation of its financial statements which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, where applicable, except for changes approved by such independent public accountants. The Borrower Parties shall provide to Lender either in a footnote to the financial statements delivered under Section 10.2 which relate to the period in which such change occurs, or in separate schedules to such financial statements, information sufficient to show the effect of any such changes on such financial statements.

12.3.       Notice of Litigation, Etc. The Borrower Parties shall give prompt Notice to Lender of any litigation or any administrative proceeding to which it or they may hereafter become a party of which any Borrower Party has notice or actual knowledge which involves a potential liability equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) or which may otherwise result in any material adverse change in the business, operations, property, prospects, results of operation or condition, financial or other, of any Borrower Party. Forthwith upon any Borrower Party obtaining knowledge of any Event of Default or any default or event of default under any agreement relating to Indebtedness for money borrowed in an aggregate amount exceeding, at any one time, Two Hundred Fifty Thousand Dollars ($250,000), or any event or condition that would be required to be disclosed in a current report filed by Borrower on Form 8-K or in Part II of a quarterly report on Form 10-Q if such Borrower Party were required to file such reports under the Securities Exchange Act of 1934, as amended, the Borrower Parties shall furnish Notice thereof to Lender specifying the nature and period of existence thereof and what action Borrower has taken or is taking or proposes to take with respect thereto.

ARTICLE XIII

ADDITIONAL COVENANTS OF GUARANTORS

13.1.       Indebtedness of Guarantors. Neither Guarantor shall create, incur, assume or guarantee, or permit to exist, or become or remain liable directly or indirectly upon, any Indebtedness except the following:

(a)  Indebtedness of such Guarantor to Lender;

(b)  Indebtedness of such Guarantor for Impositions, to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Article VI;

(c)  Indebtedness of such Guarantor in respect of judgments or awards (i) which have been in force for less than the applicable appeal period and in respect of which execution thereof shall have been stayed pending such appeal or review, or (ii) which are fully covered by insurance payable to such Guarantor, or (iii) which are for an amount not in excess of $250,000 in the aggregate at any one time outstanding and (x) which have been in force for not longer than the applicable appeal period, so long as execution is not levied thereunder or (y) in respect of which an appeal or proceedings for review shall at the time be prosecuted in good faith in accordance with the provisions of Article VI, and in respect of which execution thereof shall have been stayed pending such appeal or review;

(d)  Unsecured borrowings of such Guarantor from its Affiliated Persons which are by their terms expressly subordinate pursuant to a Subordination Agreement to the payment and performance of such Guarantor’s obligations under this Agreement, the Guaranty and the Mortgages granted by it;

(e)  Indebtedness for purchase money financing in accordance with Section 13.3(a) and other operating liabilities incurred in the ordinary course of such Guarantor’s business;

(f) Indebtedness of such Guarantor as guarantor or borrower secured by Liens permitted under Section 13.3(c); or

(g) A guaranty of Borrower’s obligations under its revolving line of credit.

13.2.       Prohibited Transactions. Neither Guarantor shall permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliated Person, except on terms and conditions which are commercially reasonable.

13.3.       Liens and Encumbrances. Except as permitted by Article VI, neither Guarantor create or incur or suffer to be created or incurred or to exist any Lien on this Agreement or any of its assets, properties, rights or income, or any of its interest therein, now or at any time hereafter owned and which assets, properties, rights or income constitute security for the payment and performance of such Guarantor’s obligations under this Agreement, the Guaranty or any Mortgage made by such Guarantor, other than:

(a)  Security interests securing the purchase price of equipment or personal property whether acquired before or after the date of this Agreement; provided, however, that (i) such Lien shall at all times be confined solely to the asset in question and (ii) the aggregate principal amount of Indebtedness secured by any such Lien shall not exceed the cost of acquisition or construction of the property subject thereto;

(b)  Permitted Encumbrances;

(c)  Security interests in Accounts or Chattel Paper, in Support Obligations, General Intangibles or Deposit Accounts relating to such Accounts or Chattel Paper, in any Instruments or Investment Property evidencing or arising from such Accounts or Chattel Paper, in any documents, books, records or other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to any property described in this Section 13.3(c) or in any Proceeds of any of the foregoing (capitalized terms used in this Section 13.3(c) without definition being used as defined in or for purposes of Article 9 of the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts); or

(d)  Liens securing Indebtedness permitted pursuant to Section 13.1.

13.4.       Merger; Sale of Assets; Etc. Without Lender’s prior written consent (which consent may be given or withheld in Lender’s sole discretion), neither Guarantor shall (i) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, all or any material portion of its assets (including capital stock or other equity interests) or business to any Person except to Borrower or a wholly-owned subsidiary of Borrower, (ii) merge into or with or consolidate with any other Entity, or (iii) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, any personal property or fixtures or any real property, except to Borrower or a wholly-owned subsidiary of Borrower; provided, however, that, notwithstanding the provisions of clause (iii) preceding, Guarantors may dispose of equipment or fixtures which have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, provided substitute equipment or fixtures having equal or greater value and utility (but not necessarily having the same function) have been provided. Furthermore, nothing contained in this Section 13.4 shall be deemed to permit or allow any Guarantor to transfer any portion of any Property which it owns in violation of the terms and conditions of Article IX.

ARTICLE XIV

EVENTS OF DEFAULT

14.1.       Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)  should there be a default or breach by Borrower under the Note or by either Guarantor under the Guaranty or any Mortgage, which remains uncured after the giving of any required notice and/or the expiration of any grace period with respect thereto.

(b)  should any of the Borrower Parties fail to maintain the insurance coverages required under Article VII; or

(c)  should any of the Borrower Parties default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and should such default continue for a period of thirty (30) days after Notice thereof from Lender to the Borrower Parties; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, the Borrower Parties commence to cure or cause to be cured such default within thirty (30) days after Notice thereof from Lender and thereafter prosecute the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional ninety (90) days in the aggregate) as may be necessary to cure such default with all due diligence; or

(d)  should Borrower fail to pay any principal of or interest on the Note when and as the same shall become due and payable, whether at the Maturity Date (as such term is defined in the Note), upon prepayment pursuant to Section 5 of the Note, by acceleration or otherwise; or

(e)  should any of the Borrower Parties generally not be paying its debts as such debts become due or admit in writing that it is not able to pay its debts as such debts become due or otherwise becomes insolvent; or files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; or makes an assignment for the benefit of its creditors; or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; or

(f)   should a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation, dissolution or winding up of any of the Borrower Parties for the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property to take advantage of any bankruptcy or insolvency law of any jurisdiction be filed against any of the Borrower Parties without its consent or other acquiescence and such petition is not dismissed within 60 days; or

(g)   should there be a default or breach by Five Star Quality Care Trust of any of its obligations as tenant under that Second Amended and Restated Lease Agreement, dated as of November 19, 2004, among certain subsidiaries of Lender, as landlord, and Five Star Quality Care Trust, as tenant, as the same has been or may hereafter be amended from time to time, which remain uncured after the giving of any required notice and/or the expiration of any grace period with respect thereto; or

(h)  should there be a default or breach by FS Tenant Holding Company Trust or FS Tenant Pool III Trust, of any of their obligations as tenant under that certain Amended Master Lease Agreement, dated as of January 11, 2002, among certain subsidiaries of Lender, as landlord, and FS Tenant Holding Company Trust and FS Tenant Pool III Trust, as tenant, as the same has been or may hereafter be amended from time to time, which remain uncured after the giving of any required notice and/or the expiration of any grace period with respect thereto; or

ARTICLE XV

REMEDIES

15.1.       Remedies. In addition to any other right or remedy which Lender may have at law or in equity (including, without limitation Lender’s right to exercise any of its rights or remedies under the Note, the Guaranty, or the Mortgage), following an Event of Default, the entire unpaid principal of the Note, together with interest and other amounts, if any, due thereon, shall, at the option of Lender, become immediately due and payable (if not previously due and payable), without presentation, protest or notice of any kind.

ARTICLE XVI

MISCELLANEOUS

16.1.       Term of Agreement. Effective as of the Termination Date, this Agreement shall terminate and neither party shall have any further obligation or liability to the other hereunder except for those liabilities which expressly survive the termination of this Agreement.

16.2.       Use of Proceeds. Borrower shall use all amounts advanced to it under the Note to help finance the acquisition of the Properties and to help finance future acquisitions and for other business purposes of Borrower.

16.3.       Consent to Amendments. This Agreement may not be amended without the written consent of each of Lender and the Borrower Parties.

16.4.       Entire Agreement. This Agreement and documents to be executed and delivered hereunder embody the entire agreement and understanding between and among Lender and the Borrower Parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

16.5.       Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of such party; provided the Borrower Parties may not delegate the performance of any of its obligations hereunder.

16.6.       Notices. All notices and other written communications provided for hereunder shall be given in writing and delivered in person or sent by recognized overnight delivery service (with charges prepaid) to the address set forth for any of Lender or the Borrower (in the case of any notice to any of the Borrower Parties) in the Preamble.

16.7.       Descriptive Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.8.       Governing Law. Except as to matters regarding the internal affairs of Lender and issues of or limitations on any personal liability of the shareholders and trustees of Lender for obligations of Lender, as to which the laws of the State of Maryland shall govern, this Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than The Commonwealth of Massachusetts; or (g) any combination of the foregoing.

To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

16.9.       Arbitration. Lender and the Borrower Parties may elect to submit any dispute hereunder that has an amount in controversy in excess of $250,000 to arbitration. Any such arbitration shall be conducted in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Association then pertaining and the decision of the arbitrators with respect to such dispute shall be binding, final and conclusive on the parties.

In the event Lender or the Borrower Parties shall elect to submit any such dispute to arbitration hereunder, Lender (on the one hand) and the Borrower Parties (on the other hand) shall each appoint and pay all fees of a fit and impartial person as arbitrator with at least ten (10) years’ recent professional experience in the general subject matter of the dispute. Notice of such appointment shall be sent in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty (30) days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator. If either party to the arbitration shall fail to appoint an arbitrator, as aforesaid, for a period of twenty (20) days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two (2) so appointed shall, in the event of their failure to agree upon any decision within thirty (30) days thereafter, appoint a third arbitrator. If such arbitrators fail to agree upon a third arbitrator within forty five (45) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question. The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between the parties to the arbitration, unless the arbitrators decide otherwise. The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

The decision of the arbitrators shall be rendered within thirty (30) days after appointment of the third arbitrator. Such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each party. A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining.

16.10.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16.11.     Non-Liability of Trustees. THE DECLARATION OF TRUST ESTABLISHING LENDER, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “SENIOR HOUSING PROPERTIES TRUST ” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF LENDER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, LENDER. ALL PERSONS DEALING WITH LENDER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF LENDER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[Signature Page Follows.]

EXECUTED under seal as of the date first above written.

SENIOR HOUSING PROPERTIES TRUST

By: /s/ John R. Hoadley

John R. Hoadley

Treasurer and Chief Financial Officer

FIVE STAR QUALITY CARE, INC.

By: /s/ Bruce J. Mackey Jr.

Bruce J. Mackey Jr.

Treasurer and Chief Financial Officer

FIVE STAR QUALITY CARE-GHV, LLC

By: /s/ Bruce J. Mackey Jr.

Bruce J. Mackey Jr.

Treasurer and Chief Financial Officer

FIVE STAR QUALITY CARE-MVSP, LLC

By: /s/ Bruce J. Mackey Jr.

Bruce J. Mackey Jr.

Treasurer and Chief Financial Officer

[The following exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.]

EXHIBIT A	PROPERTIES
EXHIBIT B	FORM OF NOTE
EXHIBIT C	FORM OF GUARANTY
EXHIBIT D	FORM OF MORTGAGE